Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contact:

Teri Dahlman (617) 995-9807

IDENIX PHARMACEUTICALS ANNOUNCES DECLARATION OF SENIOR PARTY IN A SECOND PATENT INTERFERENCE BY THE USPTO

CAMBRIDGE, Mass., December 9, 2013 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that the United States Patent and Trademark Office (USPTO) declared a patent interference between Idenix’s U.S. Patent 7,608,600 and Gilead Sciences, Inc.’s U.S. Patent Application 11/854,218, both related to the use of certain 2'-methyl, 2'-fluoro nucleoside compounds to treat hepatitis C virus (HCV) infections.

A patent interference is an administrative proceeding conducted by the USPTO in order to determine which party is entitled to a patent when two or more parties claim patent rights to the same technology. Under applicable U.S. law, a patent is awarded to the first party to invent a particular technology, subject to certain limitations. The applicant who filed the earlier patent application is referred to as the senior party in the patent interference and the applicant with the later filing date is referred to as the junior party. The junior party bears the burden of proof to demonstrate that it invented the technology in question before the senior party. In this case, the USPTO has initially determined that Idenix is the senior party and that Gilead is the junior party.

Other Ongoing Patent Disputes

In February 2012, the USPTO initiated a separate interference involving a pending Idenix patent application (U.S. Patent Application 12/131,868) covering certain 2'-methyl, 2'-fluoro nucleoside compounds and a granted Gilead patent (U.S. Patent 7,429,572) also related to certain 2'-methyl, 2'-fluoro nucleoside compounds. This patent interference is currently ongoing.

In December 2013, Idenix announced it filed two lawsuits against Gilead: a patent infringement lawsuit in the United States District Court in Boston, Massachusetts (Idenix U.S. Patents 6,914,054 and 7,608,597) and a separate patent infringement and interference lawsuit in the United States District Court in Wilmington, Delaware (Idenix U.S. Patent 7,608,600 and Gilead U.S. Patent 8,415,322). The patents asserted by Idenix in its Massachusetts infringement lawsuit are not the same patents at issue in the U.S. patent interferences or in ongoing foreign litigation. The patent in the Delaware lawsuit is the same as the patent involved in this second patent interference.

Foreign litigation is ongoing related to lawsuits Gilead has filed against Idenix in various jurisdictions outside the United States to invalidate granted Idenix patents covering certain 2'-methyl-2'-fluoro nucleoside compounds and their use in treating HCV or other Flaviviridae viruses.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

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